Exhibit 10.35

BreitBurn Energy Partners L.P.
2006 Long-Term Incentive Plan
Restricted Phantom Units Directors’ Award Agreement

Grantee:_____________________________

Number of Restricted Phantom Units Granted:______________

Grant Date:_______________________

Vesting Commencement Date:  ______________

This 2006 Long-Term Incentive Plan Agreement is between BreitBurn GP, LLC (the “Company”), as the general partner of BreitBurn Energy Partners L.P., a Delaware limited partnership, and __________, a Director of the Company (referred to herein as “you”).

1.
Grant of Restricted Phantom Units with DERs. The Company hereby grants to you [____] Restricted Phantom Units under the 2006 BreitBurn Energy Partners L.P. Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. This grant of Restricted Phantom Units includes a tandem DER grant with respect to each Restricted Phantom Unit. The Company shall establish a DER bookkeeping account for you with respect to each Restricted Phantom Unit granted that shall be credited with an amount equal to any cash distributions made by the Company on a Unit during the period such Restricted Phantom Unit is outstanding and deemed reinvested in Restricted Phantom Units based on the Fair Market Value on the date of such cash distribution. Such bookkeeping account shall be denominated in Restricted Phantom Units. In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Vesting. Except as otherwise provided in Paragraph 3 below, the Restricted Phantom Units granted hereunder shall vest on the third anniversary of the Vesting Commencement Date as follows:

Third Anniversary of Vesting Commencement Date	Cumulative Vested Percentage
[___________]	100%

Upon vesting of a Restricted Phantom Unit under this grant, the Restricted Phantom Units attributable to the reinvestment from the amount credited to your tandem DER account with respect to such Restricted Phantom Unit shall also vest. If a Restricted Phantom Unit is forfeited, the amount credited to your tandem DER account with respect to such Restricted Phantom Unit shall be similarly forfeited.

3.	Events Occurring Prior to Full Vesting.

(a)
Death or Disability. If your service as a member of the Board of Directors of the Company terminates as a result of your death or a disability that would entitle you to benefits under the Company’s long-term disability plan, if you were eligible to participate in such plan, the Restricted Phantom Units then held by you, including Restricted Phantom Units attributable to the reinvestment from the amount credited to your tandem DER account, automatically will become fully vested upon such termination.

(b)
Other Terminations. If your service as a member of the Board of Directors of the Company terminates for any reason other than as provided in Paragraph 3(a) above, all Restricted Phantom Units then held by you, including Restricted Phantom Units attributable to the reinvestment from the amount credited to your tandem DER account, automatically shall be forfeited without payment upon such termination.

(c)
Change of Control. Provided that you continuously serve as a member of the Board of Directors until at least immediately prior to a Change of Control, all outstanding Restricted Phantom Units held by you and all DERs reinvested in Restricted Phantom Units automatically shall become fully vested upon a Change of Control.

For purposes of this Paragraph 3, provided that it will not result in payment being made outside the Short-Term Deferral Period (as defined below), “a termination of service as a member of the Board of Directors of the Company” shall not include a change of status between any of the following: an Employee or a Director of, or a Consultant to, the Company or an Affiliate of the Partnership.

4.	Payments.

(a)
Restricted Phantom Units. . As of the date on which the Restricted Phantom Units Award (or any portion thereof) vests (the “Vesting Date”), the vested portion of the Restricted Phantom Units Award shall represent the right to receive payment, in accordance with this Section 4, of either (i) a number of Units equal to the number of vested Restricted Phantom Units or (ii) at the sole election of the Company, an amount in cash equal to the Fair Market Value of a Unit on the Vesting Date multiplied by the number of vested Restricted Phantom Units subject to the Award. Payment with respect to the Restricted Phantom Units Award shall be made to you on or as soon as practicable after the Vesting Date, but in no event later than 60 days following the Vesting Date.

(b)
DERs. At the same time the vested Restricted Phantom Unit is paid, the vested Restricted Phantom Units then credited to your tandem DER account and reinvested in Restricted Phantom Units shall be paid to you in accordance with Section 4.(a) herein.

(c) Code Section 409A; Short-Term Deferrals. The payments and benefits under this Agreement are intended to satisfy the short-deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half (2 ½) month “short-term deferral period” with respect to such payments and benefits, within the meaning of Treasury Regulation Section 1.409A-1(b)(4) (the “Short-Term Deferral Period”).

5.
Withholding of Taxes. To the extent that a payment under the Plan results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, and unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No issuance of Units shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

6.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

8.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized individual on behalf of the Company.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement effective as of the date first written above.

BREITBURN GP, LLC

[Outside Director]

By:
Name:
Title: